Exhibit 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 1955 of Chapter 78 of the
Nevada Revised Statutes

Quest Resource Corporation (formerly HYTK Industries, Inc.), a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation (the "Articles") and pursuant to the provisions of Section 1955 of Chapter 78 of the Nevada Revised Statutes, the following resolutions were duly approved and adopted by the Board of Directors pursuant to the unanimous written consent of all of the members thereof:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby authorize and establish a series of preferred shares of the Company consisting of 500,000 shares of $0.001 par value, designated as "Series A Convertible Preferred Stock," and does hereby fix and determine the relative rights, privileges, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock as follows:

RESOLVED, there is hereby created and established a series of preferred stock of the Company to be designated as the "Series A Convertible Preferred Stock" consisting of five hundred thousand (500,000) shares, par value $0.001, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

Section 1.   Voting Rights

1.01  If dividend payments on the Series A Convertible Preferred Stock are in default for six or more consecutive quarterly periods, the Series A Convertible Preferred Stock (1) must be given notice of shareholders' meetings; and (2) immediately may elect, as a class, the largest number of directors constituting a minority of the Board of Directors. In such event, the Common Stock will retain only the right to elect, as a class, the remaining directors. These voting rights will continue until all dividends accrued on the Series A Convertible Preferred Stock have been paid. At such time, the right of the Series A Convertible Preferred Stock to vote in the election of directors shall cease, and exclusive voting rights (including the right to notice shareholders' meetings) shall revert to the Common Stock. However, if further defaults in the payment of dividends on the Series A Convertible Preferred Stock shall occur, the voting rights granted to the Series A Convertible Preferred Stock under this provision shall be renewed.

1.02  If the Series A Convertible Preferred Stock acquires voting rights under this provision, a special meeting of the shareholders for the election of directors may be called by any officer or director of the Company, in accordance with the bylaws. In addition, such a meeting must be called immediately by the Secretary upon written request of the record holders of at least 25% of the outstanding Series A Convertible Preferred Stock. For this purpose, any officer or holder of Series A Convertible Preferred Stock shall be granted access on demand to the Company's stock records and shareholder lists.

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1.03  At any such special meeting (or at any annual meeting held while the Series A Convertible Preferred Stock has the voting power to elect directors) the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, present in person or by proxy, shall constitute a quorum for the election of directors. If the Common Stock fails to elect the number of directors to which it is entitled, additional directors may be appointed by the directors elected by the Series A Convertible Preferred Stock.

1.04  The directors elected or appointed by the Series A Convertible Preferred Stock, together with the directors elected at such meeting by the Common Stock, if any, shall constitute the duly elected Board of Directors of the Company. As soon as the Series A Convertible Preferred Stock is no longer entitled to voting rights under this provision because all dividends are paid in full, the terms of office of all directors appointed by the Series A Convertible Preferred Stock shall immediately terminate and the Board of Directors thereafter shall constitute only those directors appointed by the Common Stock.

Section 2.   Dividends.

2.01  Right to Dividends. Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive dividends at the annual rate of 10% of the purchase price of $10.00 per share, payable on a quarterly basis at $0.25 per share commencing on May 31, 1999, and thereafter August 31, November 30, and February 28, of each year, except that if any such date is not a Business Day, which shall mean any day except a Saturday, Sunday or day on which banking institutions are authorized or required by law to close in the State of Kansas, then such payments need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date fixed therefor, without interest ("Dividend Payment Date"). Any payment of dividends declared and due under this Section 2 with respect to any shares of Series A Convertible Preferred Stock shall be payable out of any funds legally available therefore, prior and in preference to any dividend payment with respect to the Common Stock. Such payments shall be made payable to the order of the record holder of such shares at the address for such record holder shown on the stock records maintained by or for the Company ("Company's Records"), which check shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Company on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

2.02  Cumulative Rights. The right to receive such dividends shall be cumulative so that if such dividends shall not have been declared and paid with respect to any such period, the right to receive such dividend with respect to such period shall continue and accumulate, and be added to the right to receive dividends in subsequent periods. Any such delinquent dividends shall bear interest at 15% per annum from the Dividend Payment Date, as defined in Section 2.01, until the date such dividend is paid. If, however, the shares of Series A Convertible Preferred Stock are called for redemption, as set forth herein, on a redemption day falling between a dividend payment record date and the dividend payment date, in lieu of receiving such dividend on the dividend payment date fixed therefore, the holders of the Series A Convertible Preferred Stock to be redeemed will receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holders elect to convert such shares as provided for herein). In any case where the date fixed for any dividend or other payment with respect to the Series A Preferred Stock shall not be a Business Day, as defined in Section 2.01, then such payments need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date fixed therefor, without interest.

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2.03  Priority of Dividends. The Series A Convertible Preferred Stock shall have priority as to dividends over the Common Stock and any other class or series of Preferred Stock hereafter issued. So long as any shares of the Series A Convertible Preferred Stock are outstanding, no dividend or distribution may be declared, paid or set apart for payment on the Common Stock or any other stock of the Company, or may any shares of stock ranking junior to the Series A Preferred Stock be purchased, redeemed or acquired by the Company unless all accrued and unpaid dividends on the Series A Convertible Preferred Stock have been paid or declared and set apart for payment. Whenever all accrued dividends are not paid in full on the Series A Preferred Stock, all dividends declared on the Series A Preferred Stock will be declared or made pro-rata so that all shares of Series A Convertible Preferred Stock receive the same pro-rata dividend payment.

2.04  Accumulated Dividends. The amount of any dividends "accumulated" on any share of Series A Convertible Preferred Stock at any Dividend Payment Date shall be deemed to be that amount of any unpaid dividends accrued thereon to and excluding such Dividend Payment Date regardless of whether declared. The amount of dividends "accumulated" on any share of Series A Convertible Preferred Stock at any date other than a Dividend Payment Date shall be calculated as the amount of any unpaid dividends accrued thereon to and excluding the last preceding Dividend Payment Date regardless of whether declared, plus an interest penalty of 15% per annum for the period from and including such last preceding Dividend Payment Date actually paid to and excluding the date as of which the calculation is made (regardless of whether declared). The amount of dividends payable for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 360-day year.

2.05  Dividends in Arrears. Dividends in arrears with respect to the outstanding shares of Series A Convertible Preferred Stock may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to holders of record as they appear on the Company's Records at the close of business on such Record Date as the Board of Directors may establish with respect to the payment of such payment in arrears.

2.06  Other Dividends. Holders of the Series A Convertible Preferred Stock will not be entitled to any participating dividends or other distributions, whether payable in cash, property or securities, in excess of the full cumulative dividends described above.

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Section 3.   Conversion.

3.01  Right to Convert. Upon the occurrence of a Conversion Event (as defined below), each share of Series A Convertible Preferred Stock may, at the option of the holder of record, be converted into such number of shares of Common Stock as is determined under the Conversion Ratio (as defined below).

3.02  Conversion Events. A Conversion Event, which triggers the right to convert the Series A Convertible Preferred Stock into Common Stock, will be deemed to have occurred in the following circumstances:

(A)  Upon written election to convert given to the Company at any time by the holder of a share of Series A Convertible Preferred Stock.

(B)  Upon written election to convert given to the holders of the shares of Series A Convertible Preferred Stock by the Company after the expiration of one (1) year from the issuance date of such shares.

3.03  Conversion Ratio. Upon the occurrence of a Conversion Event, each share of Series A Convertible Preferred Stock shall be converted into four (4) shares of Common Stock, adjusted as follows:

(A)  Fractional Shares. The Company shall not issue fractional shares of Common Stock upon conversion of Series A Convertible Preferred Stock and each such shares must be entirely converted, if at all, but, instead of any fraction of a share which may otherwise be issuable, shall issue one whole share.

(B)  Adjustment for Internal Combination or Consolidations of Common Stock. If the Company declares a dividend or makes any other distribution on any capital stock of the Company payable in Common Stock, or the Company subdivides the outstanding shares of Common Stock into a greater number of shares, then the Conversion Rate shall be increased proportionately. If the Company combines the outstanding shares of Common Stock into a smaller number of shares then the Conversion Rate shall be decreased proportionately. The Conversion Rate shall be adjusted as of the record date for the distribution, subdivision or combination.

(C)  Adjustments for External Combination or Consolidations of Common Stock. If any capital reorganization or reclassification of the Common Stock, any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of the Company's assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and adequate provisions shall be made providing that: (i) the Company (or any successor corporation) shall deposit a sufficient sum to redeem the shares of Series A Convertible Preferred Stock then outstanding; or (ii) the holders of the Series A Convertible Preferred Stock shall have the right to acquire and receive, upon the basis, terms and conditions of this Subsection 3.03(C), and in lieu of the shares of Common Stock issuable on conversion of their Series A Convertible Preferred Stock, such shares of stock, securities, or assets as may be issued or payable with respect to

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or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series A Convertible Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place plus all dividends declared and unpaid as of the date of such reorganization, reclassification, consolidation, merger or sale. In any reorganization or reclassification of the Common Stock, consolidation, merger or sale of all or substantially all of the Company's assets, appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Convertible Preferred Stock to ensure that the provisions of Section 3 shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Convertible Preferred Stock. The Company shall give record holders of Series A Convertible Preferred Stock notice by mail of any transaction of the type specified in this subsection at least thirty (30) days prior to the date of such transaction, or the Company (or any successor corporation) shall have set aside a sufficient sum to redeem any shares of Series A Convertible Preferred Stock then outstanding, in accordance with the provisions of Subsection 4.04, provided however, that the Company may effect such consolidation, merger or sale if the Company or the successor corporation shall assume the obligation to deliver such shares of stock, securities or assets, in accordance with the foregoing provisions, to the holders of Series A Convertible Preferred Stock.
(D)  No adjustment shall be made to the Conversion Rate in connection with the following events:

(i)  the offer and sale at a purchase price equal to the fair value thereof of additional shares of Series A Convertible Preferred Stock;

(ii)  the issuance at a purchase price equal to the fair value thereof, of any Common Stock or other securities which may be issuable upon, or assets which may be distributable upon, conversion or redemption of shares of Series A Convertible Preferred Stock; or

(iii)  the purchase or acquisition by the Company of any of its capital stock, evidence of indebtedness or other securities.

3.04  Mechanics of Conversion. Any holder of Series A Convertible Preferred Stock may convert, at the holder's option, any or all of the holder's shares of Series A Convertible Preferred Stock at any time prior to the conversion of such shares pursuant to Subsection 3.02. A holder desiring to convert shall deliver and surrender a duly endorsed certificate representing those shares to the Company's secretary at the principal office of the Company together with written instructions specifying the number of shares of Series A Convertible Preferred Stock to be converted and the name and address of the person to whom certificates representing the Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of any event specified in this Section 3, as the case may be, and such date is referred to herein as the "Conversion Date." Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Convertible Preferred Stock surrendered for conversion, in the case of conversion pursuant to this Section 3, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series A Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

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3.05  Disposition of Outstanding Dividends. Any accumulated and unpaid dividends on such Series A Convertible Preferred Stock which such holder is entitled to receive, but has not yet received, shall become immediately due and payable and after the Conversion Date continue to bear compounded interest at 15% per annum.

3.06  Reservation of Stock Issuable Upon Conversion. The Company shall at all times have reserved for issuance out of the authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for issuance upon conversion of any shares of Series A Convertible Preferred Stock.

3.07  No Impairment. The Company, whether by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Company, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

3.08  Notice. In the event the Company shall propose to take any actions of the type described in this Section 3, the Company shall give notice to each holder of shares of Series A Convertible Preferred Stock, in the manner set forth herein, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

Section 4.   Redemption.

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4.01  Company's Right to Redeem. The Series A Convertible Preferred Stock may not be redeemed before May 31, 2000. Thereafter, subject to the requirements and limitations of the laws of the state of Nevada, the Company may redeem all or any portion of the outstanding shares of Series A Convertible Preferred Stock, if they have not been converted to common shares, at the rate of $10.00 per share plus any accumulated and unpaid dividends, whether declared or not. If fewer than all of the shares of Series A Convertible Preferred Stock are to be redeemed, the Company will select those to be redeemed pro-rata or by lot in such other manner as the Board may determine. There is no mandatory redemption or sinking fund obligation with respect to the Series A Convertible Preferred Stock. If the Company has failed to pay accrued dividends on the Series A Convertible Preferred Stock, it may not redeem any of the outstanding shares of the Series A Convertible Preferred Stock until all such accrued and unpaid dividends and, except with respect to shares to be redeemed, the then current quarterly dividends have been paid in full.

4.02  Continuing Right to Convert. Prior to the date set for the redeeming of the shares (the "Redemption Date"), each holder of Series A Convertible Preferred Stock shall continue to have the right to convert shares as outlined in Section 3.

4.03  Notice. Notice of the redemption shall be sent by or on behalf of the Company, by certified mail, postage prepaid, to the holders of record of the Series A Convertible Preferred Stock at their respective addresses as they appear on the records of the Company, not less than twenty (20) days but not more than sixty (60) days prior to the redemption date, notifying such holders of (i) the election of the Company to redeem such shares, (ii) the date of redemption, (iii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefore, and (iv) stating the name and address of any Redemption Agent selected by the Company in accordance with the provisions of this Section 4, and the name and address of the Company's Transfer Agent for the Series A Convertible Preferred Stock. The Company may act as the redemption agent to redeem the Series A Convertible Preferred Stock.

4.04  Interim Rights. If notice of redemption shall have been given as herein provided, and the Company shall not default in the payment of the Redemption Price, then each holder of Series A Convertible Preferred Stock called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date. If the Company shall fail to make payment or delivery as aforesaid on the Redemption Date, then each holder of the Series A Convertible Preferred Stock called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the date (the "Final Redemption Date") when the Company makes payment or delivery as aforesaid to the holders of the Series A Convertible Preferred Stock. The Final Redemption Date shall be no later than five business days after the Redemption Date. From and after the Redemption Date or, if the Company shall default in making payment or delivery aforesaid, the Final Redemption Date, the Series A Convertible Preferred Stock called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such Series A Convertible Preferred Stock shall cease and terminate, except the right of the holders of such Series A Convertible Preferred Stock, upon surrender of certificates therefor, to receive amounts to be paid hereunder. The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Company shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any Series A Convertible Preferred Stock redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Company and unclaimed by the holders of the Series A Convertible Preferred Stock entitled thereto at the expiration of one year from the Redemption Date (or the Final Redemption Date, as applicable) shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the Series A Preferred Shares entitled to the funds so repaid to the Company shall look only to the Company for such payment, without interest.

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4.05  Restriction on Redemption. So long as the payment of any declared dividends on shares of the Series A Convertible Preferred Stock is not paid, no shares of the Series A Convertible Preferred Stock shall be redeemed, unless consented to in writing by a holder thereof after receipt of written notice from the Company (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed and the Company may not (i) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any other capital stock of the Company or any warrants, rights, calls or options exercisable or exchangeable for or convertible into other capital stock of the Company or (ii) permit any corporation or other entity controlled directly or indirectly by the Company to purchase or otherwise acquire or redeem any other capital stock of the Company or any warrants, rights, calls or options exercisable or exchangeable for or convertible into other capital stock of the Company.

4.06  Section 16 Profits. Notwithstanding any language herein to the contrary, in no event shall shares of Series A Convertible Preferred Stock be redeemed by the Company until the holder shall have determined in good faith that it is not subject to liability under Section 16 of the Securities Exchange Act of 1934 or any successor provision. All dates for redemption shall be postponed until such determination is made by the holder.

Section 5.   Liquidation Preference.

5.01  Upon liquidation, dissolution or winding up of the Company, the holders of outstanding Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Common Stock or any other junior stock, a liquidation preference in an amount equal to $10.00 per share, plus an amount equal to all accumulated and unpaid dividends on such shares of Series A Convertible Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series A Convertible Preferred Stock are not paid in full, the holders of the Series A Convertible Preferred Stock shall share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts (including accumulated and unpaid dividends) to which they are entitled. After payment to the holders of the Series A Convertible Preferred Stock of the full preferential amount (including accumulated and unpaid dividends) provided for in this Section, the holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company. Neither the voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Company, nor the consolidation or merger or other business combination of the Company with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Company.

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Section 6.   Miscellaneous.

6.01  So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote or the written consent as provided by law, of the holders of 75% of the outstanding shares of Series A Convertible Preferred Stock, voting as a class, change the preferences rights or limitations with respect to such Series in any material respect prejudicial to the holders thereof or increase the authorized number of shares of such Series, but nothing herein shall require such a class vote or consent (a) in connection with any increase in the total number of authorized shares of common stock or (b) in connection with the authorization, designation, increase or issuance of any class or series of stock holding a ranking subordinate to the Series A Convertible Preferred Stock.

6.02  Covenants. The Company covenants and agrees that:

(A)  Shares of Common Stock or other securities issuable or assets distributable on conversion of shares of Series A Convertible Preferred Stock shall be deemed to have been issued or paid on the date of original issuance of the Series A Convertible Preferred Stock.

(B)  The issuance of certificates for Common Stock or other securities on conversion of the Series A Convertible Preferred Stock shall be made without charge to the registered holder thereof or other costs incurred by the Company in connection with the conversion of the Series A Convertible Preferred Stock and the related issuance of Common Stock or other securities.

6.03  Transfer. Shares of Series A Convertible Preferred Stock shall be transferable only on the Company's Records, on delivery of the certificate(s) representing those shares, duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Company. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Company in its discretion. On any registration or transfer, the Company shall deliver a new certificate representing the share of Series A Convertible Preferred Stock so transferred to the person entitled thereto.

6.04  Notices. Except as otherwise provided herein, any notice required or permitted to be given to the holders of the Series A Convertible Preferred Stock shall be deemed to have been duly given as of the date deposited in the United States mail, postage prepaid for first class delivery, and addressed to the holders of record in the Company's Records at the addresses appearing on the Company's Records.

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6.05  Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Convertible Preferred Stock in respect of which such shares are being issued.

6.06  Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

IN WITNESS WHEREOF, this Certificate of Designation has been duly executed by the undersigned this 28th day of July, 2003.

QUEST RESOURCE CORPORATION

By:	/s/ Douglas L. Lamb
Douglas L. Lamb
Title: Co-Chief Executive Officer & President

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